Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Shell Company Report on Form 20-F of our report dated March 25, 2022, relating to the financial statements of Frazier Lifesciences Acquisition Corporation, which is incorporated by reference in the Shell Company Report on Form 20-F.

/s/ WithumSmith+Brown, PC

New York, New York

November 28, 2022